EXECUTIVE EMPLOYMENT AGREEMENT


     This Executive Employment Agreement (this "Agreement") is made and entered into this 3rd day of January, 1996, by and between DAN J. JOHNSON ("Executive") and LARSON-DAVIS INCORPORATED, a Nevada corporation ("Larson-Davis"), based on the following:

                                    PREMISES

     Executive is presently employed as an executive officer of Larson-Davis. Executive wishes to continue to be employed by Larson-Davis, and Larson-Davis desires to continue to employ Executive, all on the terms and conditions contained herein.

                                   AGREEMENT

     NOW, THEREFORE, based on the foregoing premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefit to the parties to be derived herefrom, it is hereby agreed as follows:

     1.   Employment and Term.

          (a) Larson-Davis hereby employs Executive and Executive hereby accepts employment upon the terms and conditions set forth herein. The term of Executive's employment shall begin on the date hereof. The term of this Agreement, hereinafter referred to as the "Employment Period," shall be five (5) years, unless terminated earlier pursuant to the other provisions of this Agreement.
          (b) During the Employment Period, Executive will serve as Larson-Davis' vice-president and chief financial officer and as a member of the board of directors of Larson-Davis. Executive agrees to serve in such offices or positions with Larson-Davis or any of its subsidiaries and such substitute or further offices or positions of substantially consistent rank and authority as shall, from time to time, be determined by Larson-Davis' board of directors. Executive agrees to perform such duties appropriate for an executive officer of Larson-Davis as may be assigned to him from time to time by Larson-Davis and as described in the bylaws of Larson-Davis. Larson-Davis shall direct, control, and supervise the duties and work of Executive.

     2.   Performance of Services.

          (a) During the Employment Period, Executive agrees to perform faithfully the duties assigned to him by the board of directors or management of Larson-Davis to the best of his ability, to devote his full and undivided business time, attention, and services to the business of Larson-Davis and not to engage in any other substantial business activities other than at the direction or with the approval of the board of directors of Larson-Davis; provided, however, that nothing herein shall restrict Executive from conducting incidental personal business that does not conflict with his obligations under the terms of this Agreement.


          (b) All duties hereunder shall be rendered in Utah County, Utah, and, on a temporary basis, at such other places as the interests, needs, business, and opportunities of Larson-Davis shall require; provided, however, that Executive shall not be required to relocate his residence without the mutual consent of Larson-Davis and Executive.

          (c) Executive shall observe and comply with the commercially reasonable rules and regulations of Larson-Davis respecting its business and shall carry out and perform such commercially reasonable orders, directions, and policies of Larson-Davis as they may be from time to time communicated to Executive either orally or in writing. Executive shall further observe and comply with all applicable rules, regulations, and laws governing the business of Larson-Davis known to Executive.

     3.   Exclusivity of Services and Nondisclosure of Confidential Information.

          (a) Executive agrees that for a period ending on the first anniversary of the termination of the Employment Period:

               (i) he will not engage in any activity competitive with the business of Larson-Davis or any of its affiliates (the "Larson-Davis Group"), directly or indirectly, in the market defined in subsection 3(c), whether as employer, proprietary owner, partner, stockholder (other than the holder of less than five percent (5%) of the stock of an entity, the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee, consultant, or agent;

               (ii) he will not solicit, in competition with the Larson-Davis Group, any person who is a customer of the business conducted by the Larson-Davis Group at the date hereof or a customer of the business conducted by the Larson-Davis Group at any time during the Employment Period; and

               (iii) he will not induce or attempt to persuade any employee of the Larson-Davis Group to terminate his or her employment relationship in order to enter into employment with any party in competition with the Larson-Davis Group.

          (b) Executive further agrees that he will not, at any time during the Employment Period or at any time after the termination of this Agreement, irrespective of the time, manner, or cause of termination, use, disclose, copy, or assist any other person or firm in the use, disclosure, or copying of any trade secrets or other confidential information of the Larson-Davis Group, except to the extent authorized in writing by Larson-Davis. Upon termination of his employment hereunder, Executive will surrender to Larson-Davis all records and other documents obtained by him or entrusted to him during the course of his employment by Larson-Davis (together with all copies thereof); provided, however, that Executive may retain copies of such documents as are necessary for Executive's personal records for income tax purposes. For purposes of this section 3, proprietary information about the business of the Larson-Davis Group shall be treated as confidential until it has been published or is generally or publicly known outside the Larson-Davis Group or until it has been recognized as standard practice outside the Larson-Davis Group. The provisions of this paragraph 3(b) shall remain in effect for a period of three (3) years subsequent to the termination of the Employment Period.

          (c) The following provisions shall apply to the covenants of Executive contained in this section 3:

               (i) The covenants contained in clauses (i) and (ii) of subsection 3(a) shall apply to those markets in which the Larson-Davis Group is doing business at the termination of the Employment Period and those markets in which the Larson-Davis Group has publicly or internally issued written plans to enter prior to the termination of the Employment Period.

               (ii) Executive agrees that a breach or threatened breach on his part of any covenant contained in this section 3 will cause such damage to Larson-Davis as will be irreparable. Therefore, without limiting the right of Larson-Davis to pursue all other legal and equitable remedies available for violation by Executive of the covenants contained in this section 3, it is expressly agreed that remedies other than injunctive relief cannot fully compensate the Larson-Davis Group for such a violation and that Larson-Davis and the Larson-Davis Group shall be entitled to injunctive relief to prevent any such violation or continuing violation thereof.

               (iii) It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce the covenants contained in this section 3, any term, restriction, covenant, or promise contained therein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

     4.   Business Ideas.

          (a) Executive acknowledges that Larson-Davis will own all rights in all "Business Ideas" (as hereinafter defined) which are originated or developed by Executive, either alone or with employees or consultants of Larson-Davis, during the Employment Period.

          (b)  Executive agrees that, during the Employment Period, he will:

               (i) assign to Larson-Davis all Business Ideas and promptly execute all documents which Larson-Davis may reasonably require to protect its patent, copyright, and other rights to such Business Ideas throughout the world; and

               (ii) promptly disclose to Larson-Davis all information concerning all material Business Ideas "originated" by Executive or any employee of Larson-Davis, which come to his attention and which concern the business of Larson-Davis.
          (c) For purposes of this section 4, "Business Ideas" shall mean all ideas, whether or not patentable, which are originated or developed by Executive in connection with his employment by Larson-Davis and which relate to the business of Larson-Davis and/or the Larson-Davis Group.



     5. Compensation and Benefits. For all services rendered by Executive pursuant to this Agreement, Larson-Davis shall compensate Executive as follows:

          (a) As annual compensation for Executive's services hereunder, in accordance with its normal payroll practices, Larson-Davis agrees to pay Executive during the Employment Period a base salary of $150,000 per annum, with an annual increase, as shall be determined in the sole discretion of the board of directors of Larson-Davis or the designated compensation committee thereof, taking into consideration the performance of Larson-Davis and its subsidiaries, and the contribution of Executive to such performance, and such other factors as the board of directors or the designated compensation committee thereof may deem appropriate; provided that, such increase shall not be less than the percentage equal to the sum of the Consumer Price Index as published by the Department of Labor for the year ended December 31, immediately prior to such increase plus six percent (6%). In addition, the rate of salary may be further or otherwise increased at any time and in such amount as the board of directors or the designated compensation committee thereof may determine appropriate.

          (b) Larson-Davis shall provide to Executive such bonuses as shall be determined appropriate in the sole discretion of the board of directors of Larson-Davis or the designated compensation committee thereof, taking into consideration the performance of Larson-Davis and its subsidiaries, and the contribution of Executive to such performance, or such other factors as the board of directors or the designated compensation committee thereof may deem appropriate.

          (c) A grant of an option to acquire 225,000 shares of common stock of Larson-Davis at any time prior to January 3, 2006, such option to have an exercise price of $4.25 per share and such additional terms and conditions as are set forth on Exhibit "A" attached hereto and incorporated herein by this reference. Executive shall have the right to exercise twenty percent (20%) of such option as of the date of grant and an additional twenty percent (20%) of such option on each following anniversary of the date of grant. All shares of common stock issuable on the option shall be covered by an effective registration statement on form S-8 kept current by Larson-Davis until January 3, 2006, or such later date to which the option exercise period may be extended.

          (d) Maintain a key-man life insurance policy on the life of Executive with death benefits of up to $2,000,000; provided that, Larson-Davis shall not be obligated to do so if medical problems prohibit Larson-Davis from obtaining or maintaining such insurance or if the annual premiums on such policy exceed eight percent (8%) of Executive's base salary.

          (e) Larson-Davis shall provide to Executive, at the principal executive offices of Larson-Davis, suitable executive offices and facilities appropriate for Executive's position and suitable for the performance of Executive's responsibilities.

          (f) Executive shall be entitled to vacation and sick leave in accordance with the general policy of the Larson-Davis Group for employees of like level. Vacations shall be taken by Executive at a time and with starting and ending dates mutually convenient to Larson-Davis and Executive. Vacations or portions of vacations not used in one employment year shall carry over to the succeeding employment year, but shall thereafter expire if not used within such succeeding year.
          (g) Larson-Davis shall reimburse Executive for all proper expenses incurred by him in the performance of his duties hereunder in accordance with the policies and procedures established by Larson-Davis.

          (h) Larson-Davis shall provide Executive, at Larson-Davis' expense, with health, medical, and disability insurance policies at least as favorable as those currently in force. Larson-Davis shall additionally provide to Executive incentive, retirement, pension, profit sharing, stock option, or other employee benefit plans which are consistent with and similar to such plans provided by the Larson-Davis Group to its executive employees generally. All costs of such plans shall be an expense of Larson-Davis and shall be paid by Larson-Davis. Executive shall also have the right to participate in any other employee benefit programs provided by the Larson-Davis Group.

          (i) Larson-Davis shall assume and pay reasonable dues of Executive in local, state, and national societies and associations, and in such other clubs and organizations, as shall be approved and authorized by the board of directors of Larson-Davis.

          (j) Larson-Davis shall furnish Executive with a suitable automobile for the purpose of carrying out the duties under this Agreement.

          (k) Larson-Davis shall withhold from Executive's compensation hereunder all proper federal and state payroll taxes and income taxes on compensation paid to Executive and shall provide an accounting to Executive for such amounts withheld.

     6. Continuation of Compensation During Disability. If Executive is unable to perform his services by reason of disability due to illness or incapacity, Executive shall be entitled to the better of (i) the benefits under any disability policy maintained by Larson-Davis on behalf of Executive; or (ii) his fifty percent of his base salary for unexpired Employment Term; or (iii) the initial six months, one-half of his base salary during the next succeeding consecutive three-month period, and one-fourth of his base salary during the following consecutive three-month period. During such initial six consecutive month period of disability, Executive shall also be entitled to receive incentive compensation at the same annual rate as incentive compensation, if any, earned with respect to Larson-Davis' fiscal year last preceding the date such illness or incapacity commenced. Notwithstanding the foregoing, if such illness or incapacity does not cease to exist within the 12 consecutive month period provided herein, Executive shall not be entitled to receive any further compensation from Larson-Davis and Larson-Davis may thereupon terminate this Agreement. For purposes of this Agreement, Executive is "disabled" when he is unable to continue his normal duties of employment, by reason of a medically determined physical or mental impairment. In determining whether or not Executive is disabled, Larson-Davis may rely upon the opinion of any doctor or practitioner of any recognized field of medicine or psychiatric practice selected jointly by Larson-Davis and Executive and such other evidence as Larson-Davis deems necessary.

     7.   Termination of Agreement.

          (a) Termination by Larson-Davis for Cause. Larson-Davis shall have the right, without further obligation to Executive other than for compensation previously accrued, to terminate this Agreement for cause ("Cause") by showing that (i) Executive has materially breached the terms hereof; (ii) Executive, in the reasonable determination of the board of directors of Larson-Davis, has been grossly negligent or engaged in material willful or gross misconduct in the performance of his duties; or
     (iii) Executive has committed or been convicted of fraud, embezzlement, theft, or dishonesty or other criminal conduct against Larson-Davis.

          (b) Termination Upon Death or Disability of Executive. This Agreement shall terminate immediately upon Executive's death, subject to the provisions for payments set forth in subsection 7(e)(ii) or upon the disability of Executive subject to the provisions for payment set forth in section 6 of this Agreement.

          (c) Termination Upon Change of Control. Notwithstanding any provision of this Agreement to the contrary, Executive may terminate this Agreement by providing written notice of such termination to Larson-Davis within one hundred and twenty days (120) days of the occurrence of any of the following events:

               (i) The sale, lease, exchange or other transfer in one transaction or a series of transactions of all or substantially all of the assets of Larson-Davis to a single purchaser that is not a wholly owned subsidiary of Larson-Davis or to a group of associated purchasers;

               (ii) The sale, lease, exchange, or other disposition to a single person or group of persons under common control in one transaction or a series of related transactions resulting in such person or persons owning, directly or indirectly, greater than twenty-five percent (25%) of the combined voting power of the outstanding shares of Larson-Davis' common stock;

               (iii) As a result of a merger, consolidation, sale of all or substantially all of the assets of Larson-Davis, a contested election, or any combination of the foregoing, the persons who were directors of Larson-Davis immediately prior thereto shall cease to constitute a majority of the board of directors of Larson-Davis or any successor to Larson-Davis;

               (iv) The decision by Larson-Davis to terminate its business and liquidate its assets;
               (v) The merger or consolidation of Larson-Davis in a transaction in which the shareholders of Larson-Davis immediately prior to such merger or consolidation receive less than fifty percent (50%) of the outstanding voting securities of the new or continuing corporation; or

               (vi) A person (within the meaning of Section 3(a)(9) or Section 13(d)(3), as in effect on the date hereof, of the Securities Exchange Act of 1934 (the "Exchange Act")) shall become the beneficial owner (within the meaning of rule 13d-3 of the Exchange Act as in effect on the date hereof) of fifty percent (50%) or more of the outstanding voting securities of Larson-Davis.

          If, as a result of one of the foregoing events, Larson-Davis is not the surviving entity, and subject to the rights of Executive to terminate the Agreement as set forth above, the provisions of this Agreement shall inure to the benefit of and be binding upon the surviving or resulting entity. If as a result of the merger, consolidation, transfer of assets, or other event listed above, the duties of Executive are increased, then the compensation of Executive provided for by this Agreement shall be reasonably adjusted upward to compensate for the additional duties and responsibilities assumed.

          (d) Termination by Executive for Cause. Executive shall have the right to terminate this Agreement in the event of (i) Larson-Davis' intentional breach of any covenant or term of this Agreement, but only if Larson-Davis fails to cure such breach within twenty (20) days following the receipt of notice by Executive setting forth the conditions giving rise to such breach; (ii) an assignment to Executive of any duties inconsistent with, or a significant change in the nature or scope of, Executive's authority or duties from the authority and duties held by Executive as of the date hereof and as increased from time to time, including the removal, replacement, or non-election of Executive as a member of the board of directors of Larson-Davis; (iii) the failure by Larson-Davis to obtain the assumption of the commitment to perform this Agreement by any successor corporation; or (iv) the exercise of Executive's rights under subsection 7(c).

          (e)  Termination Payments.

               (i) Termination Other than for Cause. In the event that Executive's employment is terminated by Larson-Davis during the term hereof for reasons other than Cause as defined in subsection 7(a) or Executive terminates this Agreement in accordance with subsections 7(c) or 7(d), Larson-Davis shall:

                    (1) Pay to Executive all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to this Agreement, and any other benefits specifically provided to Executive under any benefit plan.

                    (2) Pay to Executive an amount equal to the greater of (i) two times Executive's then current annual salary or (ii) the amount of salary that would otherwise accrue to Executive during the remaining Employment Period.

                    (3) Immediately vest the right to exercise all options granted to Executive pursuant to paragraph 5(c) of this Agreement so that all such options are then exercisable and shall continue to be exercisable for the full term of such options.

                    (4) All forfeiture restrictions governing stock or options held by Executive shall immediately terminate and such options and common stock shall be fully vested and held free from forfeiture by Executive.
                    (5) Maintain in full force and effect, for the continued benefit of Executive and his family, for a period equal to the greater of two (2) years or the remaining Employment Period under this Agreement, all employee benefit plans and programs in which Executive was entitled to participate immediately prior to the date of termination, provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the participation of Executive and his family in group health plans and/or life insurance programs of Larson-Davis is barred, Larson-Davis shall provide Executive and his family with benefits substantially similar to those which Executive would otherwise have been entitled to receive under such plan and program from which his continued participation is barred.

               (ii) Termination Upon Death of Executive. If Executive dies during the term of this Agreement, Larson-Davis shall:

                    (1) immediately pay all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to this Agreement, and any other benefits specifically provided to Executive under any benefit plan to the estate of Executive;

                    (2) immediately vest the right to exercise all options granted to Executive pursuant to paragraph 5(c) of this Agreement so that all such options are then exercisable and shall continue to be exercisable for the full term of such options;

                    (3) immediately terminate all forfeiture restrictions governing stock or options held by Executive and such options and common stock shall be fully vested and held free from forfeiture;
                    (4) maintain in full force and effect, for the continued benefit of Executive's family covered by such benefits, for a period equal to the greater of two (2) years or the remaining Employment Period under this Agreement, all group health plans and/or life insurance programs of Larson-Davis. In the event that the participation of Executive's family in group plans immediately prior to his death is barred, Larson-Davis shall provide Executive's family with benefits substantially similar to those which they would otherwise have been entitled to receive under such plan and program from which their continued participation is barred;

                    (5) pay ninety percent 90% of the proceeds of any life insurance policy maintained on the life of Executive by Larson-Davis to the estate of Executive; or

                    (6) if no life insurance policy maintained by Larson-Davis is then in effect, pay an amount equal to one year's then current salary provided for by this Agreement, payable in six (6) equal monthly installments commencing on the first day of the month following the month in which Executive dies, and payment of the pro rata portion of the incentive compensation which would have been payable pursuant to this Agreement, based upon the number of full months of his employment during the year of his death.

               (iii) Termination for Cause or Voluntary Termination by Executive. If Executive terminates this Agreement for any reason other than in accordance with the provisions of subsections 7(c) or 7(d), or if Larson-Davis terminates this Agreement for Cause in accordance with subsection 7(a), Larson-Davis shall deliver to Executive, within ten (10) days following the effective date of such termination, all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to this Agreement, and any other benefits specifically provided to Executive under any benefit plan. Larson-Davis shall have no further obligation to Executive.

          (f) Exit Interview. To insure a clear understanding of this Agreement, including but not limited to the protection of the business interests of Larson-Davis, Executive agrees, upon termination of this Agreement for any reason or the expiration of the Employment Period, at no additional expense to Executive, to engage in an exit interview with Larson-Davis at a time and place designated by Larson-Davis.

     8. Indemnification. Larson-Davis shall indemnify Executive and hold Executive harmless from liability for acts or decisions made by Executive while performing services for Larson-Davis to the greatest extent permitted by applicable law. Larson-Davis shall use its best efforts to obtain coverage for Executive under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of Larson-Davis against such liability. Executive agrees to indemnify and to hold Larson-Davis harmless from any and all damages, losses, claims, liabilities, costs, or expenses arising from Executive's acts or omissions in violation of his duties under this Agreement which constitute fraud, gross negligence, or willful and knowing violations of the terms of this Agreement.

     9. Notice. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and delivered personally, sent by facsimile transmission, or sent by registered mail, return receipt requested, to the addresses hereinabove set forth or to any other address designated by either of the parties hereto by notice similarly given. Such notice shall be deemed to have been given upon such personal delivery, facsimile transmission, or mailing, as the case may be, to the addresses set forth below:

          If to Executive, to:     Dan J. Johnson
                                   480 East 1700 North
                                   Mapleton, Utah 84664
                                   Confirmation:  (801) 489-8416

          If to Larson-Davis, to:  Larson-Davis Incorporated
                                   Attn:  Brian G. Larson, President
                                   1681 West 820 North
                                   Provo, Utah 84601
                                   Fax:  (801) 375-0182
                                   Confirmation:  (801) 375-0177

          With a copy to:          Keith L. Pope, Esq.
                                   Kruse, Landa & Maycock, L.L.C.
                                   Eighth Floor, Bank One Tower
                                   50 West Broadway
                                   Salt Lake City, Utah 84101
                                   Fax:  (801) 359-3954
                                   Confirmation:  (801) 531-7090

     10. Assignment. Except to any successor or assignee of Larson-Davis as provided in subsection 7(c), neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto without the prior written consent of the other party.

     11. Attorneys' Fees. In the event that any action, suit, arbitration, or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall be entitled to recover all of such party's costs, including reasonable attorneys' fees, incurred in each and every such action, suit, arbitration, or other proceeding, including any and all appeals or petitions therefrom.

     12. Validity of Provisions and Severability. If any provision of this Agreement is, or becomes, or is deemed invalid, illegal, or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable jurisdiction, or if it cannot be so amended without materially altering the intention of the parties, it will be stricken. However, the validity, legality, and enforceability of any such provisions shall not in any way be effected or impaired thereby in any other jurisdiction and the remainder of this Agreement shall remain in full force and effect.

     13   Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties pertaining to the subject matter of this Agreement. This Agreement supersedes all prior agreements, if any, any understandings, negotiations, and discussions, whether oral or written. No supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

     14. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of Utah.

     IN WITNESS WHEREOF, Larson-Davis has caused this Agreement to be signed by its duly authorized officer and Executive has signed this Agreement as of the date first above written.


                              Larson-Davis:

                                   LARSON-DAVIS INCORPORATED


                                   By
                                        /s/ Duly Authorized Officer


                              Executive:
                                       /s/ Dan J. Johnson